Exhibit 15.4

INDEX

NAVIOS MARITIME MIDSTREAM PARTNERS L.P.
REPORT OF ERNST & YOUNG (HELLAS) CERTIFIED AUDITORS ACCOUNTANTS S.A. INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	F-2
REPORT OF PRICEWATERHOUSECOOPERS S.A. INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	F-3
CONSOLIDATED BALANCE SHEETS AT DECEMBER 31, 2016 AND 2015	F-4
CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS FOR EACH OF THE YEARS ENDED DECEMBER 31, 2016, 2015 AND 2014	F-5
CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS FOR EACH OF THE YEARS ENDED DECEMBER 31, 2016, 2015 AND 2014	F-6
CONSOLIDATED AND COMBINED STATEMENTS OF CHANGES IN PARTNERS’ CAPITAL AND OWNER’S NET INVESTMENT FOR EACH OF THE YEARS ENDED DECEMBER 31, 2016, 2015 AND 2014	F-7
NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS	F-8

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Partners of Navios Maritime Midstream Partners L.P.:

We have audited the accompanying consolidated balance sheet of Navios Maritime Midstream Partners L.P. as of December 31, 2016, and 2015, and the related consolidated statements of operations, changes in partners’ capital and cash flows for each of the two years in the period ended December 31, 2016. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Navios Maritime Midstream Partners L.P. at December 31, 2016 and 2015, and the consolidated results of its operations and its cash flows for each of the two years in the period ended December 31, 2016, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young (Hellas) Certified Auditors Accountants S.A.

Athens, Greece

March 8, 2017

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Partners of Navios Maritime Midstream Partners L.P.:

In our opinion, the consolidated and combined statements of operations, changes in partners’ capital and of owner’s net investment and of cash flows for the period ended December 31, 2014 present fairly, in all material respects, the results of operations and cash flows of Navios Maritime Midstream Partners L.P. and its subsidiaries for the period ended December 31, 2014, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers S.A.

Athens, Greece

March 17, 2015

NAVIOS MARITIME MIDSTREAM PARTNERS L.P.

CONSOLIDATED BALANCE SHEETS

(Expressed in thousands of U.S. Dollars except unit data)

	Notes	December 31, 2016	December 31, 2015
ASSETS
Current assets
Cash and cash equivalents	3	$52,791	$37,834
Accounts receivable, net	4	2,264	5,110
Prepaid expenses and other current assets		1,168	112
Due from related parties	10	4,864	2,804
Total current assets		61,087	45,860
Vessels, net	5	378,444	400,192
Intangible assets	6	25,164	28,450
Deferred dry dock and special survey costs, net		11,086	6,066
Total non-current assets		414,694	434,708
Total assets		$475,781	$480,568
LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities
Accounts payable		$2,386	$412
Accrued expenses		602	654
Due to related parties	10	—	438
Deferred revenue		2,494	1,931
Current portion of long-term debt, net of deferred finance costs and discount	7	661	643
Total current liabilities		6,143	4,078
Long-term debt, net of deferred finance costs and discount	7	196,515	197,176
Total non-current liabilities		196,515	197,176
Total liabilities		$202,658	$201,254
Commitments and contingencies	11	—	—
Total Partners’ capital
Common Unitholders (9,675,795 units and 9,342,692 units issued and outstanding at December 31, 2016 and December 31, 2015, respectively)		125,635	126,317
Subordinated Series A Unitholders (1,592,920 units issued and outstanding at December 31, 2016 and none at December 31, 2015)		26,593	27,379
Subordinated Unitholders (9,342,692 units issued and outstanding at December 31, 2016 and December 31, 2015)		115,552	120,154
General Partner (420,641 units issued and outstanding at December 31, 2016 and 413,843 issued and outstanding at December 31, 2015)		5,343	5,464
Partners’ capital		273,123	279,314
Total liabilities and Partners’ capital		$475,781	$480,568

See notes to consolidated and combined financial statements.

NAVIOS MARITIME MIDSTREAM PARTNERS L.P.

CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS

(Expressed in thousands of U.S. Dollars, except unit and per unit data)

	Notes	Year ended December 31, 2016	Year ended December 31, 2015	Year ended December 31, 2014
Revenue		$91,834	$83,362	$63,534
Time charter expenses		(1,466)	(1,100)	(762)
Direct vessel expenses		(3,093)	(1,602)	(1,283)
Management fees (entirely through related party transactions)	10	(20,862)	(17,613)	(14,166)
General and administrative expenses	10	(2,968)	(2,497)	(1,296)
Depreciation and amortization	5, 6	(25,534)	(22,686)	(19,509)
Interest expenses and finance cost	7	(12,843)	(10,830)	(25,473)
Interest income		190	—	—
Other income		4	88	119
Other expense		(372)	(50)	—
Net income		$24,890	$27,072	$1,164

		Year ended December 31, 2016	Year ended December 31, 2015	Year ended December 31, 2014
Net income		$24,890	$27,072	$1,164
Add: Predecessor net loss prior to initial public offering on November 18, 2014		$—	$—	$1,387
Net income attributable to Navios Maritime Midstream Partners L.P. subsequent to initial public offering and limited partners’ interest in net income:		$24,890	$27,072	$2,551
Earnings attributable to:
Common unit holders		$11,306	$12,465	$1,250
Subordinated Series A unit holders		$1,906	$1,598	$—
Subordinated unit holders		$11,186	$12,465	$1,250
General Partner		$492	$544	$51
Earnings per unit (basic and diluted)
Common unit holders		$1.19	$1.33	$0.13
Subordinated Series A unit holders		$1.20	$1.86	$—
Subordinated unit holders		$1.19	$1.33	$0.13
General Partner		$1.19	$1.36	$0.13
Weighted average units outstanding (basic and diluted)
Common unit holders		9,457,455	9,342,692	9,342,692
Subordinated Series A unit holders		1,592,920	859,740	—
Subordinated unit holders		9,342,692	9,342,692	9,342,692
General Partner		415,286	398,880	381,334

See notes to consolidated and combined financial statements.

NAVIOS MARITIME MIDSTREAM PARTNERS L.P.

CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

(Expressed in thousands of U.S. Dollars)

	Notes	Year ended December 31, 2016	Year ended December 31, 2015	Year ended December 31, 2014
Operating Activities
Net income		$24,890	$27,072	$1,164
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5, 6	25,534	22,686	19,509
Amortization and write-off of deferred finance costs, discount and bond premium		1,407	2,676	712
Amortization of dry dock and special survey costs		3,093	1,602	1,283
Changes in operating assets and liabilities:
Decrease in prepaid expenses and other current assets		94	100	7
Payments for Drydocking		(8,113)	(5,713)	—
Decrease/ (increase) in accounts receivable	4	2,846	(4,457)	164
Increase/ (decrease) in accounts payable		1,974	(310)	351
(Decrease)/ increase in accrued expenses		(52)	(1,040)	1,479
(Decrease)/ increase in due to/ from related parties	10	(2,498)	(2,756)	2,592
Decrease/ (increase) in deferred revenue		563	(7)	—
Net cash provided by operating activities		$49,738	$39,853	$27,261
Investing Activities
Acquisition of vessels		(500)	(72,252)	—
Due from related parties		—	—	(52,314)
Net cash used in investing activities		$(500)	$(72,252)	$(52,314)
Financing Activities
Proceeds from Long term debt, net of deferred finance costs and discount	7	—	198,081	124,027
Loan and other payments	7	(3,200)	(127,025)	—
Cash remittance to Navios Acquisition		—	—	(214,854)
IPO proceeds, net of underwriting discount		—	—	113,906
IPO expenses		—	(3,347)	(469)
Dividend paid		(35,180)	(28,904)	—
Proceeds from issuance of general partner units		89	551	—
Proceeds from issuance of common units		4,010	—	—
Owner’s net investment		—	—	24,168
Net cash (used in)/ provided by financing activities		$(34,281)	$39,356	$46,778
Net increase in cash and cash equivalents		14,957	6,957	21,725
Cash and cash equivalents, beginning of year		37,834	30,877	9,152
Cash and cash equivalents, end of year		$52,791	$37,834	$30,877
Supplemental disclosures of cash flow information
Cash interest paid		$11,428	$8,100	$27,786
Non-cash financing activities
Accrued IPO expenses		$—	$—	$3,290
Assets and liabilities retained by Navios Acquisition:
Long-term debt		$—	$—	$341,034
Due from related parties		$—	$—	$(88,070)
Due to related parties		$—	$—	$2,588
Deferred finance costs		$—	$—	$(7,405)

See notes to consolidated and combined financial statements.

NAVIOS MARITIME MIDSTREAM PARTNERS L.P.

CONSOLIDATED AND COMBINED STATEMENTS OF CHANGES IN PARTNERS’ CAPITAL AND

OWNER’S NET INVESTMENT

(Expressed in thousands of U.S. Dollars except unit data)

			Limited Partners
	General Partner		Common Unitholders		Subordinated Unitholders		Subordinated Series A Unitholders		Total Partners’ Capital	Owners’ Net Investment	Total
	Units	$	Units	$	Units	$	Units	$	$	$	$
Combined Balance January 1, 2014	—	—	—	—	—	—	—	—	—	84,712	84,712
Net loss	—	—	—	—	—	—	—	—	—	(1,387)	(1,387)
Net transactions with owners	—	—	—	—	—	—	—	—	—	24,168	24,168
Combined Balance November 17, 2014	—	—	—	—	—	—	—	—	—	$107,493	$107,493
Net liability of business retained by Navios Acquisition	—	—	—	—	—	—	—	—	—	$248,147	$248,147
Net assets contributed to the Partnership in exchange for General Partner units, common units and subordinated units of the Partnership	381,334	$12,367	1,242,692	$40,299	9,342,692	$302,974	—	—	$355,640	$(355,640)	—
Cash remittance to Navios Acquisition in exchange for contribution of net assets of the Partnership	—	(7,471)	—	(24,346)	—	(183,037)	—	—	(214,854)	—	(214,854)
Capital contribution from Navios Acquisition	—	4,896	—	15,953	—	119,937	—	—	140,786	—	—
Proceeds from initial public offering of common units, net of offering costs	—	—	8,100,000	110,147	—	—	—	—	110,147	—	110,147
Net income	—	51	—	1,250	—	1,250	—	—	2,551		2,551
Consolidated Balance December 31, 2014	381,334	$4,947	9,342,692	$127,350	9,342,692	$121,187	—	—	$253,484	$—	$253,484
Net income	—	544	—	12,465	—	12,465	—	1,598	27,072	—	27,072
Issuance of subordinated Series A Units and general partner units	32,509	551	—	—	—	—	1,592,920	27,111	27,662	—	27,662
Cash distribution	—	(578)	—	(13,498)	—	(13,498)	—	(1,330)	(28,904)	—	(28,904)
Consolidated Balance December 31, 2015	413,843	$5,464	9,342,692	$126,317	9,342,692	$120,154	1,592,920	27,379	$279,314	$—	$279,314
Net income	—	492	—	11,306	—	11,186	—	1,906	24,890	—	24,890
Equity offering	6,798	89	333,103	4,010	—	—	—	—	4,099	—	4,099
Cash distribution	—	(702)	—	(15,998)	—	(15,788)	—	(2,692)	(35,180)	—	(35,180)
Consolidated Balance December 31, 2016	420,641	$5,343	9,675,795	$125,635	9,342,692	$115,552	1,592,920	$26,593	$273,123	$—	$273,123

See notes to consolidated and combined financial statements.

NAVIOS MARITIME MIDSTREAM PARTNERS L.P.

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

NOTE 1: DESCRIPTION OF BUSINESS

Navios Maritime Midstream Partners L.P. (“Navios Midstream”, the “Company” or the “Partnership”) (NYSE: NAP), was formed in The Republic of the Marshall Islands on October 13, 2014. Navios Maritime Midstream Partners GP LLC (the “General Partner”), a Marshall Islands limited liability company and wholly-owned subsidiary of Navios Maritime Acquisition Corporation (“Navios Acquisition”), was also formed on that date to act as the General Partner of Navios Midstream and receive a 2.0% general partner interest.

In connection with the initial public offering (“IPO”) of Navios Midstream in November 2014, Navios Midstream acquired all of the outstanding shares of capital stock of four of Navios Acquisition’s vessel-owning subsidiaries (Shinyo Ocean Limited, Shinyo Kannika Limited, Shinyo Kieran Limited and Shinyo Saowalak Limited) in exchange for: (i) all of the estimated net proceeds from the IPO amounting to $110,403; (ii) $104,451 of the $126,000 borrowings under Navios Midstream’s new credit facility; (iii) 9,342,692 subordinated units and 1,242,692 common units; and (iv) 381,334 general partner units, representing a 2.0% general partner interest in Navios Midstream, and all of the incentive distribution rights in Navios Midstream, to our General Partner.

On or prior to the closing of the IPO, Navios Midstream entered into the following agreements: a) a share purchase agreement with Navios Acquisition pursuant to which Navios Midstream will have options, exercisable at any time during a two-year period until November 18, 2016, to acquire the capital stock of up to seven of its subsidiaries that own seven VLCCs and the related time charters; b) a management agreement (the “Management Agreement”) with Navios Tankers Management Inc. (the “Manager”), a subsidiary of Navios Maritime Holdings Inc. (“Navios Holdings”), pursuant to which the Manager provides Navios Midstream commercial and technical management services; c) an administrative services agreement (the “Administrative Services Agreement”) with the Manager pursuant to which the Manager provides Navios Midstream administrative services; and c) an omnibus agreement with Navios Holdings, Navios Acquisition, Navios Maritime Partners L.P. (“Navios Partners”) and the General Partner governing, among other things, when Navios Midstream, Navios Holdings, Navios Acquisition and Navios Partners may compete against each other as well as rights of first offer on VLCCs, crude oil tankers, refined petroleum product tankers, chemical tankers and LPG tankers.

In June 2015, Navios Midstream exercised its option to acquire the shares of the vessel-owning subsidiaries of the Nave Celeste and the C. Dream from Navios Acquisition for an aggregate purchase price of $100,000. The aggregate purchase price consisted of 1,592,920 subordinated Series A Units, issued to Navios Acquisition, and $73,000 cash consideration. The rights and terms of the subordinated Series A Units are substantially similar to those of the subordinated units in terms of rights such as voting and distributions; provided, however, the subordinated Series A Units are senior in preference in liquidation to the subordinated units and unlike the subordinated units that convert at the end of the subordination period (as such period is determined pursuant to the partnership agreement), all of the outstanding subordinated Series A Units will automatically convert into common units on a one-for-one basis on the earlier of (i) June 18, 2018, or (ii) the Liquidation Date, as defined in the partnership agreement.

Navios Midstream’s principal activity is to own, operate and acquire crude oil tankers under long-term employment contracts as well as refined petroleum product tankers, chemical tankers, and liquefied petroleum gas, or LPG, tankers under long-term employment contracts. The Company intends to charter the vessels under long-term employment contracts to international oil companies, refiners, and large vessel operators.

As of December 31, 2016, there were outstanding: 9,675,795 common units, 9,342,692 subordinated units, 1,592,920 Series A subordinated units and 420,641 general partnership units. As of December 31, 2016, Navios Acquisition owned a 59.90% limited partner interest in Navios Midstream, which included a 2.0% general partner interest.

NAVIOS MARITIME MIDSTREAM PARTNERS L.P.

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

Navios Midstream’s principal activity is to own, operate and acquire crude oil tankers under long-term employment contracts as well as refined petroleum product tankers, chemical tankers, and liquefied petroleum gas, or LPG, tankers under long-term employment contracts. The Company charters the vessels under long-term employment contracts to international oil companies, refiners, and large vessel operators.

As at December 31, 2016 the Company owned six VLCCs.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The principal accounting policies applied in the preparation of these consolidated and combined financial statements are set out below. These policies have been consistently applied to all the years presented, unless otherwise stated.

(a) Basis of Presentation and Consolidation: The accompanying consolidated and combined financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The combined financial statements for the periods prior to the November 18, 2014-IPO reflect the combined financial position, results of operations and cash flows of the four vessel-owning subsidiaries of Navios Acquisition (collectively, the “Combined Entity”) that owned the vessels prior to the IPO as each vessel-owing subsidiary was under the common control of Navios Acquisition. These combined financial statements have been presented using the historical carrying costs of such vessel-owning subsidiaries for all periods presented prior to the IPO, as each vessel-owning subsidiary was under the common control of Navios Acquisition.

The combined financial statements prior to the IPO included the assets, liabilities, revenues, expenses and cash flows directly attributable to the vessel-owning legal entities, except for the loans, interest expense, deferred financing fees and the related amortization, which were allocated to the Combined Entity on the following basis:

•	Loans and related interest expense: The vessels included in the combined financial statements were financed through Ship Mortgaged Notes issued by Navios Acquisition. See Note 9: Leases. The Combined Entity’s vessels were used as collateral for such Ship Mortgaged Notes. For the purposes of the combined financial statements, the Ship Mortgaged Notes and related interest expense and loss on extinguishment of 2017 Notes were allocated to the mortgaged vessels with reference to their relative fair value at the issuance of the relevant notes.

•	Deferred financing fees and related amortization: As noted above, the Ship Mortgaged Notes were allocated to the mortgaged vessels with reference to their relative fair value at the issuance of the relevant notes. For the purposes of the combined financial statements, the deferred financing fees and the related amortization expense were allocated to the mortgaged vessels with reference to their relative fair value at the issuance of the relevant notes.

Parent Net Investment of the Combined Entity represented the sum of the underlying invested equity in the vessel-owning entities and did not represent shares in a single standalone business. Transactions and intercompany balances with Navios Holdings and its affiliates for periods prior to the IPO were presented as due to/from related parties in the combined financial statements and as owner’s net investment, respectively.

The consolidated financial statements for periods after the IPO are referred to as those of the Navios Midstream and include the accounts of all of the entities comprising the Company.

NAVIOS MARITIME MIDSTREAM PARTNERS L.P.

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

The Company consists of the consolidation of the following entities:

		Country of incorporation	Statement of Operations
Company name	Vessel name		2016	2015	2014
Navios Maritime Midstream Operating LLC	N/A	Marshall Islands	1/1—12/31	1/1—12/31	11/18—12/31
Navios Maritime Midstream Partners L.P.	N/A	Marshall Islands	1/1—12/31	1/1—12/31	11/18—12/31
Navios Maritime Midstream Finance (US) Inc.	N/A	Delaware	1/1—12/31	6/4—12/31	—
Shinyo Kannika Limited	Shinyo Kannika	Hong Kong	1/1—12/31	1/1—12/31	1/1—12/31
Shinyo Ocean Limited	Shinyo Ocean	Hong Kong	1/1—12/31	1/1—12/31	1/1—12/31
Shinyo Saowalak Limited	Shinyo Saowalak	British Virgin Is.	1/1—12/31	1/1—12/31	1/1—12/31
Shinyo Kieran Limited	Shinyo Kieran	British Virgin Is.	1/1—12/31	1/1—12/31	1/1—12/31
Shinyo Dream Limited	C. Dream	Hong Kong	1/1—12/31	6/18—12/31	—
Sikinos Shipping Corporation	Nave Celeste	Marshall Islands	1/1—12/31	6/18—12/31	—

All significant inter-company balances and transactions have been eliminated in the consolidated and combined financial statements.

The Company also consolidates entities that are determined to be variable interest entities as defined in the accounting guidance, if it determines that it is the primary beneficiary. A variable interest entity is defined as a legal entity where either (a) equity interest holders as a group lack the characteristics of a controlling financial interest, including decision making ability and an interest in the entity’s residual risks and rewards, or (b) the equity holders have not provided sufficient equity investment to permit the entity to finance its activities without additional subordinated financial support, or (c) the voting rights of some investors are not proportional to their obligations to absorb the expected losses of the entity, their rights to receive the expected residual returns of the entity, or both and substantially all of the entity’s activities either involve or are conducted on behalf of an investor that has disproportionately few voting rights.

Based on internal forecasts and projections that take into account reasonably possible changes in our trading performance, management believes that the Company has adequate financial resources to continue in operation and meet its financial commitments, including but not limited to capital expenditures and debt service obligations, for a period of at least twelve months from the date of issuance of these consolidated financial statements. Accordingly, the Company continues to adopt the going concern basis in preparing its financial statements.

The Company / Combined Entity had no items of other comprehensive income in any period.

(b) Use of estimates: The preparation of consolidated and combined financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. On an on-going basis, management evaluates the estimates and judgments, including those related to future drydock dates, the selection of useful lives and residual values for tangible assets and vessels’ fair value upon initial recognition, expected future cash flows from long-lived assets to support impairment tests, provisions necessary for accounts receivable, and provisions for legal disputes and contingencies. Management bases its estimates and judgments on historical

NAVIOS MARITIME MIDSTREAM PARTNERS L.P.

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates under different assumptions and/or conditions.

(c) Cash and Cash equivalents: Cash and cash equivalents consist of deposits held on call with banks, with original maturities of three months or less.

(d) Accounts Receivable, net: The amount shown as accounts receivable, net at each balance sheet date includes receivables from charterers for hire, freight and demurrage billings, net of a provision for doubtful accounts. At each balance sheet date, all potentially uncollectible accounts are assessed individually for purposes of determining the appropriate provision for doubtful accounts. No provision for doubtful accounts was required for any of the periods presented.

(e) Vessels, net: Vessels are stated at historical cost, which consists of the contract price, delivery and acquisition expenses and capitalized interest costs while under construction. Vessels acquired in a business combination are recorded at fair value. The vessels that were acquired from Navios Acquisition in connection with the Company’s IPO were recorded at the historical carrying values as a transaction under common control. Vessels acquired in an asset acquisition are measured at cost (including transaction costs). Subsequent expenditures for major improvements and upgrading are capitalized, provided they appreciably extend the life, increase the earning capacity or improve the efficiency or safety of the vessels. Expenditures for routine maintenance and repairs are expensed as incurred.

Depreciation is computed using the straight line method over the useful life of the vessels, after considering the estimated residual value. Management estimates the residual values of our tanker vessels based on a scrap value cost of steel times the weight of the ship noted in lightweight ton (LWT). Residual values are periodically reviewed and revised to recognize changes in conditions, new regulations or other reasons. Revisions of residual values affect the depreciable amount of the vessels and affects depreciation expense in the period of the revision and future periods. The management after considering current market trends for scrap rates and 10-year average historical scrap rates of the residual values of the Company’s vessels, estimates scrap value at a rate of $360 per LWT. Management estimates the useful life of our vessels to be 25 years from the vessel’s original construction. However, when regulations place limitations over the ability of a vessel to trade on a worldwide basis, its useful life is re-estimated to end at the date such regulations become effective.

(f) Impairment of long-lived Asset Group: Vessels, other fixed assets and other long lived assets held and used by the Company are reviewed periodically for potential impairment whenever events or changes in circumstances indicate that the carrying amount of a particular asset may not be fully recoverable. The Company’s management evaluates the carrying amounts and periods over which long-lived assets are depreciated to determine if events or changes in circumstances have occurred that would require modification to their carrying values or useful lives. In evaluating useful lives and carrying values of long-lived assets, certain indicators of potential impairment are reviewed such as undiscounted projected operating cash flows, vessel sales and purchases, business plans and overall market conditions.

Undiscounted projected net operating cash flows are determined for each asset group and compared to the vessel carrying value, the unamortized portion of deferred drydock and special survey costs related to the vessel and the related carrying value of the intangible with respect to the time charter agreement attached to that vessel. Within the shipping industry, vessels are often bought and sold with a charter attached. The value of the charter may be favorable or unfavorable when comparing the charter rate to then current market rates. The loss recognized either on impairment (or on disposition) will reflect the excess of carrying value over the fair value (selling price) for the vessel individual asset group.

NAVIOS MARITIME MIDSTREAM PARTNERS L.P.

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

During the fourth quarter of fiscal 2016, management concluded that, although market rates were at healthy levels during the year, however, events occurred and circumstances had changed, over previous years, which indicated the potential impairment of Navios Midstream’s long-lived assets may exist. These indicators included continued volatility in the charter market and the related impact of the tanker sector has on management’s expectation for future revenues. As a result, an impairment assessment of long-lived assets or identified asset groups was performed.

The Company determined undiscounted projected net operating cash flows for each vessel and compared it to the vessel’s carrying value together with the carrying value of deferred drydock and special survey costs related to the vessel and the carrying value of the related intangible. The significant factors and assumptions used in the undiscounted projected net operating cash flow analysis included: determining the projected net operating cash flows by considering the charter revenues from existing time charters for the fixed fleet days (Company’s remaining charter agreement rates) and an estimated daily time charter equivalent for the unfixed days (based on the 10-year average historical one year time charter rates) over the remaining economic life of each vessel, net of brokerage and address commissions, excluding days of scheduled off-hires, management fees fixed until December 2018 and thereafter assuming an annual increase of 3.0% and utilization rate of 99.7% based on the fleets historical performance.

The assessment concluded that step two of the impairment analysis was not required and no impairment of vessels and related intangible assets existed as of December 31, 2016, as the undiscounted projected net operating cash flows exceeded the carrying value.

In the event that impairment would occur, the fair value of the related asset would be determined and a charge would be recorded to operations calculated by comparing the asset’s carrying value to its fair value. Fair value is estimated by management with the assistance of independent third-party valuations performed on an individual vessel basis. Although management believes the underlying assumptions supporting this assessment are reasonable, if charter rate trends and the length of the current market downturn vary significantly from our forecasts, management may be required to perform step two of the impairment analysis in the future that could expose the Company to material impairment charges in the future.

No impairment loss was recognized for any of the periods presented.

(g) Deferred Finance Costs: Deferred finance costs include fees, commissions and legal expenses associated with obtaining or modifying loan facilities. The Company historically presented deferred debt issuance costs, or fees related to directly issuing debt, as long-term assets on the consolidated balance sheets. In April 2015, Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2015-03— Interest—Imputation of Interest to simplify the presentation of debt issuance costs. The new guidance simplifies financial reporting by eliminating the different presentation requirements for debt issuance costs and debt discounts or premiums. Presenting debt issuance costs as assets is inconsistent with FASB Concepts Statement No. 6, Elements of Financial Statements, which states that debt issuance costs cannot be assets because they provide no future economic benefit. Current guidance also conflicts with IFRS, which requires transaction costs, including third-party costs and creditor fees, to be deducted from the carrying value of the financial liability and not recorded as a separate asset. The Company adopted the new guidance effective for the financial statements for the fiscal year ended December 31, 2015 and interim period within that fiscal year and thus presents deferred finance costs, net of accumulated amortization, as a reduction of long term debt.

NAVIOS MARITIME MIDSTREAM PARTNERS L.P.

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

The Company amortizes these costs over the life of the related debt using the effective interest rate method, and are included in interest expense. For the purpose of these consolidated financial statements, for the period prior to the IPO such amortization has been allocated to the Company based on the relative fair value of the vessels. For the period subsequent to the IPO, these costs are amortized over the life of the related facility using the effective interest rate method. Amortization and write off of deferred finance cost for each of the years ended December 31, 2016, 2015 and 2014 were $1,407, $2,676 and $712, respectively.

(h) Intangibles assets: The Company’s intangible assets consist of favorable lease terms. When intangible assets (or liabilities) associated with the acquisition of a vessel are identified, they are recorded at fair value. Fair value is determined by reference to market data and the discounted amount of expected future cash flows. Where charter rates are higher than market charter rates, an asset is recorded, being the difference between the acquired charter rate and the market charter rate for an equivalent vessel. Where charter rates are less than market charter rates, a liability is recorded, being the difference between the assumed charter rate and the market charter rate for an equivalent vessel. The determination of the fair value of acquired assets and assumed liabilities requires management to make significant assumptions and estimates of many variables including market charter rates, expected future charter rates, the level of utilization of its vessels and its weighted average cost of capital. The use of different assumptions could result in a material change in the fair value of these items, which could have a material impact on the Company’s financial position and results of operations.

The amortizable value of favorable leases is amortized over the remaining life of the lease term and the amortization expense is included in the statement of operations in the depreciation and amortization line item.

The amortizable value of favorable leases would be considered impaired if their fair market values could not be recovered from the future undiscounted cash flows associated with the asset.

Management, after considering various indicators performed impairment tests on asset groups which included intangible assets as described in paragraph (f) above. No impairment loss was recognized for any of the periods presented.

(i) Deferred Drydock and Special Survey Costs: The Company’s vessels are subject to regularly scheduled drydocking and special surveys which are carried out every 30 or 60 months to coincide with the renewal of the related certificates issued by the classification societies, unless a further extension is obtained in rare cases and under certain conditions. The costs of drydocking and special surveys is deferred and amortized over the above periods or to the next drydocking or special survey date if such has been determined. Unamortized drydocking or special survey costs of vessels sold are written-off to the consolidated statement of operations in the year the vessel is sold.

Costs capitalized as part of the drydocking or special survey consist principally of the actual costs incurred at the yard, spare parts, paints, lubricants and services incurred solely during the drydocking or special survey period. For each of the years ended December 31, 2016, 2015 and 2014, the amortization expense was $3,093, $1,602 and $1,283, respectively. Accumulated amortization as of December 31, 2016 and 2015 amounted to $2,740 and $5,427, respectively.

(j) Foreign currency translation: The Company’s functional and reporting currency is the U.S. dollar. The Company engages in worldwide commerce with a variety of entities. Although its operations may expose it to certain levels of foreign currency risk, its transactions are predominantly U.S. dollar denominated. Additionally, the Company transacted a nominal amount of its operations in Euros; however, all of the Company’s primary cash flows are U.S. dollar-denominated. Transactions in currencies other than the functional currency are

NAVIOS MARITIME MIDSTREAM PARTNERS L.P.

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

translated at the exchange rate in effect at the date of each transaction. Differences in exchange rates during the period between the date a transaction denominated in a foreign currency is consummated and the date on which it is either settled or translated, are recognized in the statement of operations.

(k) Provisions: The Company, in the ordinary course of its business, is subject to various claims, suits and complaints. Management, in consultation with internal and external advisors, will provide for a contingent loss in the financial statements if the contingency had been incurred at the date of the financial statements and the amount of the loss was probable and can be reasonably estimated. If the Company has determined that the reasonable estimate of the loss is a range and there is no best estimate within the range, the Company will provide the lower amount of the range. The Company, through the Management Agreement with the Manager, participates in Protection and Indemnity (P&I) insurance coverage plans provided by mutual insurance societies known as P&I clubs. Services such as the ones described above are provided by the Manager under the Management Agreement and included as part of the daily fee of $9.5 per owned VLCC vessel (see Note 10).

(l) Segment Reporting: The Company reports financial information and evaluates its operations by charter revenues and not by the length of ship employment for its customers. The Company does not use discrete financial information to evaluate operating results for each type of charter. Management does not identify expenses, profitability or other financial information by charter type. As a result, management reviews operating results solely by revenue per day and operating results of the fleet and thus the Company has determined that it operates under one reportable segment.

(m) Insurance claims: Insurance claims at each balance sheet date consist of claims submitted and/or claims in the process of compilation or submission (claims pending against vessels’ insurance underwriters). They are recorded on the accrual basis and represent the claimable expenses, net of applicable deductibles, incurred through December 31 of each reported period, which are expected to be recovered from insurance companies. Any remaining costs to complete the claims are included in accrued liabilities. The classification of insurance claims into current and non-current assets is based on management’s expectations as to their collection dates.

(n) Revenue and Expense Recognition:

Revenue Recognition: Revenue is recorded when (i) services are rendered, (ii) the Company has signed charter agreement or other evidence of an arrangement, (iii) the price is fixed or determinable and (iv) collection is reasonably assured. Revenue is generated from the time charter of vessels.

Revenues from time chartering of vessels are accounted for as operating leases and are thus recognized on a straight-line basis as the average revenue over the rental periods of such charter agreements, as service is performed. A time charter involves placing a vessel at the charterers’ disposal for a period of time during which the charterer uses the vessel in return for the payment of a specified daily hire rate. Under time charters, operating costs such as for crews, maintenance and insurance are typically paid by the owner of the vessel.

Profit-sharing revenues are calculated at an agreed percentage of the excess of the charterer’s average daily income (calculated on a quarterly, half-yearly or annually basis) over an agreed amount and accounted for on an accrual basis based on provisional amounts and for those contracts that provisional accruals cannot be made due to the nature of the profit share elements, these are accounted for or when such revenue becomes determinable.

Revenues are recorded net of address commissions. Address commissions represent a discount provided directly to the charterers based on a fixed percentage of the agreed upon charter. Since address commissions represent a discount (sales incentive) on services rendered by the Company and no identifiable benefit is received in exchange for the consideration provided to the charterer, these commissions are presented as a reduction of revenue.

NAVIOS MARITIME MIDSTREAM PARTNERS L.P.

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

Time Charter Expenses: Time charter expenses mostly comprise of brokerage commissions and are expensed over the period of the time charter.

Direct Vessel Expense: Direct vessel expenses comprise of the amortization of drydock and special survey costs of certain vessels of our fleet.

Management fees:

Prior to IPO: Pursuant to a management agreement dated May 28, 2010, as amended on May 4, 2012, the Manager, provided for five years from the inception of the agreement, commercial and technical management services to the Company’s vessels for a daily fee through May 28, 2014. This daily fee covered all of the vessels’ operating expenses, other than certain fees and costs. Drydocking expenses were reimbursed at cost for VLCC vessels.

In May 2014, the duration of that management agreement was extended, until May 2020 and the daily rate was reduced by 5% to $9.5 per VLCC vessel for two additional years through May 2016.

Navios Midstream: On November 18, 2014, the Company entered into a Management Agreement with the Manager pursuant to which the Manager provides commercial and technical management services to Navios Midstream’s vessels for a daily fee of $9.5 per VLCC tanker vessel that has been fixed for the first two years.

In October 2016, Navios Midstream amended its existing Management Agreement with the Manager, a wholly-owned subsidiary of Navios Holdings, to extend the fixed fee period for commercial and technical management services of its fleet, until December 31, 2018 at the current rate of $9.5 per day per VLCC. Dry docking expenses are reimbursed at cost for all vessels.

General and administrative expenses:

Prior to IPO: Pursuant to an administrative services agreement dated May 28, 2010, the Manager provided for five years from the inception of the agreement certain administrative management services which include: bookkeeping, audit and accounting services, legal and insurance services, administrative and clerical services, banking and financial services, advisory services, client and investor relations and other services. The Manager was reimbursed for reasonable costs and expenses incurred in connection with the provision of these services. In May 2014, the duration of that administrative services agreement was extended until May 2020 pursuant to its terms.

Navios Midstream: On November 18, 2014, Navios Midstream entered into a new Administrative Services Agreement with the Manager, expiring on November 18, 2019, pursuant to which the Manager provides certain administrative management services to Navios Midstream which include: bookkeeping, audit and accounting services, legal and insurance services, administrative and clerical services, banking and financial services, advisory services, client and investor relations and other services. The Manager is reimbursed for reasonable costs and expenses.

Deferred Revenue: Deferred revenue primarily relates to cash received from charterers prior to it being earned. These amounts are recognized as revenue over the charter period.

(o) Financial Instruments: Financial instruments carried on the balance sheet include trade receivables and payables, other receivables and other liabilities and long-term debt. The particular recognition methods applicable to each class of financial instrument are disclosed in the applicable significant policy description of each item, or included below as applicable.

NAVIOS MARITIME MIDSTREAM PARTNERS L.P.

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

Financial risk management: The Company’s activities expose it to a variety of financial risks including fluctuations in future freight rates, time charter hire rates, and fuel prices, credit and interest rate risk. Risk management is carried out under policies approved by executive management. Guidelines are established for overall risk management, as well as specific areas of operations.

Credit risk: The Company closely monitors its exposure to customers and counterparties for credit risk. The Company has entered into the Management Agreement with the Manager, pursuant to which the Manager agreed to provide commercial and technical management services to the Company. When negotiating on behalf of the Company various employment contracts, the Manager has policies in place to ensure that it trades with customers and counterparties with an appropriate credit history.

For the year ended December 31, 2016, the Company’s customers representing 10% or more of total revenue were Dalian Ocean Shipping Co. and Formosa Petrochemical Corporation, and SK Shipping Company Limited which accounted for 70.6%, 15.7% and 13.7%, respectively. For the year ended December 31, 2015, the Company’s customers representing 10% or more of total revenue were Dalian Ocean Shipping Co. and Formosa Petrochemical Corporation, which accounted for 75.6% and 18.3%, respectively. For the year ended December 31, 2014, the Company’s customers representing 10% or more of total revenue were Dalian Ocean Shipping Co. and Formosa Petrochemical Corporation, which accounted for 77.9% and 22.1%, respectively.

Foreign exchange risk: Foreign currency transactions are translated into the measurement currency rates prevailing at the dates of transactions. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation of monetary assets and liabilities denominated in foreign currencies are recognized in the consolidated statement of operations.

Recent Accounting Pronouncements

In August 2016, the FASB issued Accounting Standards Update No. 2016-15, “Statement of Cash Flows: Classification of Certain Cash Receipts and Cash Payments” (“ASU 2016-15”). This Update addresses eight specific cash flow issues with the objective of reducing the existing diversity in practice. The amendments are effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted for all entities. The Company is currently assessing the impact that adopting this new accounting guidance will have on its consolidated financial statements.

In February 2016, the FASB issued Accounting Standards Update No. 2016-02, “Leases (Topic 842)” (“ASU 2016-02”). ASU 2016-02 will apply to both types of leases — capital (or finance) leases and operating leases. According to the new Accounting Standard, lessees will be required to recognize assets and liabilities on the balance sheet for the rights and obligations created by all leases with terms of more than 12 months. ASU 2016-02 is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early application is permitted. The Company is currently assessing the impact that adopting this new accounting guidance will have on its consolidated financial statements and footnotes disclosures.

In May 2014, the FASB issued ASU 2014-09 “Revenue from Contracts with Customers” clarifying the method used to determine the timing and requirements for revenue recognition on the statements of income. Under the new standard, an entity must identify the performance obligations in a contract, the transaction price and allocate the price to specific performance obligations to recognize the revenue when the obligation is completed. The amendments in this update also require disclosure of sufficient information to allow users to understand the nature, amount, timing and uncertainty of revenue and cash flow arising from contracts. The new accounting guidance was originally effective for interim and annual periods beginning after December 15, 2016. On July 9,

NAVIOS MARITIME MIDSTREAM PARTNERS L.P.

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

2015, the FASB finalized a one-year deferral of the effective date for the new revenue standard. The standard will be effective for public entities for annual reporting periods beginning after December 15, 2017 and interim periods therein. The adoption of the new standard is not expected to have a material impact on the Company’s results of operations, financial position or cash flows.

NOTE 3: CASH AND CASH EQUIVALENTS

Cash and cash equivalents consisted of the following:

	December 31, 2016	December 31, 2015
Cash at banks	$49,787	$37,719
Short-term deposits	3,004	115
Total cash and cash equivalents	$52,791	$37,834

The bank accounts are legally owned by the entities referenced in Note 1.

Cash deposits and cash equivalents in excess of amounts covered by government-provided insurance are exposed to loss in the event of non-performance by financial institutions. The Company does maintain cash deposits and equivalents in excess of government-provided insurance limits. The Company also minimizes exposure to credit risk by dealing with a diversified group of major financial institutions.

NOTE 4: ACCOUNTS RECEIVABLE, NET

Accounts receivable consist of the following:

	December 31, 2016	December 31, 2015
Accounts receivable	$2,264	$5,110
Less: Provision for doubtful accounts	—	—
Accounts receivable, net	$2,264	$5,110

Financial instruments that potentially subject the Company to concentrations of credit risk are accounts receivable. The Company does not believe its exposure to credit risk is likely to have a material adverse effect on its financial position, results of operations or cash flows.

NOTE 5: VESSELS, NET

	Cost	Accumulated Depreciation	Net Book Value
Balance at December 31, 2014	$387,777	$(67,548)	$320,229
Additions	99,363	(19,400)	79,963
Balance at December 31, 2015	$487,140	$(86,948)	$400,192
Additions	500	(22,248)	(21,748)
Balance at December 31, 2016	$487,640	$(109,196)	$378,444

In June 2015, Navios Midstream exercised its option to acquire the shares of the vessel-owning subsidiaries of the Nave Celeste and the C. Dream from Navios Acquisition for an aggregate purchase price of $100,000. The aggregate purchase price consisted of the issuance of 1,592,920 subordinated Series A Units, to Navios Acquisition and $73,000 cash consideration.

NAVIOS MARITIME MIDSTREAM PARTNERS L.P.

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

The purchase price of the Nave Celeste consisted of 884,956 subordinated Series A Units issued to Navios Acquisition, valued at $15,062 and cash of $42,000. The purchase price of the C. Dream consisted of 707,964 subordinated Series A units issued to Navios Acquisition and cash of $31,000. The number of subordinated Series A Units issued was calculated based on a price of $16.95 per unit, which was the volume weighted average trading price of the common units for the twenty business days immediately prior to the date of the acquisition. For accounting purposes, the subordinated Series A Units were valued based on the closing price of the common units on the day of the transaction, which was $17.02 per common unit. The additional capitalized costs for each of the Nave Celeste and the C. Dream amounted to $125. The working capital acquired for the Nave Celeste and the C. Dream was $587 and $(1,586), respectively.

For each of the Nave Celeste and the C. Dream purchased from Navios Acquisition, the acquisition of both vessels was effected through the acquisition of all of the capital stock of the respective vessel-owning companies, which held the ownership and other contractual rights and obligations related to each of the acquired vessels, including the respective charter-out contracts. Management accounted for each acquisition as an asset acquisition under ASC 805. At the transaction date, the purchase price approximated the fair value of the assets acquired, which was determined based on a combination of methodologies including discounted cash flow analyses and independent valuation analyses.

NOTE 6: INTANGIBLE ASSETS

Intangible assets as of December 31, 2016 and December 31, 2015 consisted of the following:

Favorable lease terms	Cost	Accumulated Amortization	Net Book Value
Balance at December 31, 2014	$44,877	$(13,141)	$31,736
Additions	—	(3,286)	(3,286)
Balance at December 31, 2015	$44,877	$(16,427)	$28,450
Additions	—	(3,286)	(3,286)
Balance at December 31, 2016	$44,877	$(19,713)	$25,164

Amortization expense of favorable lease terms for the years ended December 31, 2016, 2015 and 2014 is presented in the following table:

	December 31, 2016	December 31, 2015	December 31, 2014
Favorable lease terms charter-out	(3,286)	(3,286)	(3,286)
Total	$(3,286)	$(3,286)	$(3,286)

The aggregate amortizations of intangible assets will be as follows:

Description	Within One Year	Year Two	Year Three	Year Four	Year Five	Thereafter	Total
Favorable lease terms	$(2,846)	$(2,811)	$(2,811)	$(2,811)	$(2,811)	$(11,074)	$(25,164)
Total	$(2,846)	$(2,811)	$(2,811)	$(2,811)	$(2,811)	$(11,074)	$(25,164)

Intangible assets subject to amortization are amortized using the straight-line method over their estimated useful lives to their estimated residual value of zero. Intangible assets are amortized over the contract periods, which range from 6.34 to 15.00 years at inception. In relation to the acquisition of the Nave Celeste and the C. Dream in June 2015, please read disclosure in Note 5.

NAVIOS MARITIME MIDSTREAM PARTNERS L.P.

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

NOTE 7: LONG-TERM DEBT

Long-term debt consisted of the following:

	December 31, 2016	December 31, 2015
Term Loan B	201,925	203,975
Less deferred finance costs, net	(3,342)	(4,332)
Total long term debt	198,583	199,643
Less unamortized discount	(1,407)	(1,824)
Less current portion, net of deferred finance cost	(661)	(643)
Total Long Term Debt, net of current portion and net of deferred finance costs	$196,515	$197,176

Ship Mortgage Notes:

Term Loan B: On June 18, 2015, Navios Midstream and Navios Maritime Midstream Partners Finance (US) Inc. (“Navios Finance”), as co-borrowers, completed the issuance of the $205,000 Term Loan B (the “Term Loan B”). The Term Loan B is set to mature on June 18, 2020 and is repayable in equal quarterly installments of 0.25% of the initial principal amount of the Term Loan B, beginning on September 18, 2015, with a final payment of the aggregate principal amount of the Term Loan B, plus accrued and unpaid interest, due on the maturity. The Term Loan B bears interest at LIBOR plus 4.50% per annum.

The Term Loan B requires maintenance of a loan to value ratio of no greater than 0.85 to 1.0 and a minimum interest coverage ratio of at least 3.75 to 1.0, and other restrictive covenants including restrictions on indebtedness, liens, acquisitions and investments, restricted payments and dispositions. The Term Loan B also provides for excess cash flow prepayments and customary events of default.

Amounts drawn under the facilities are secured by first preferred mortgages on Navios Midstream’s vessels and other collateral and are guaranteed by each vessel-owning subsidiary.

Navios Midstream was in compliance with the covenants set forth in the Term Loan B as of December 31, 2016.

As of December 31, 2016 and 2015, a balance of $201,925 and $203,975, respectively, was outstanding under the Term Loan B. The weighted average interest rate for the years ended December 31, 2016 and 2015 was 5.50% and 4.74%, respectively.

The maturity table below reflects the principal payments of credit facilities outstanding as of December 31, 2016 for the next five years and thereafter are based on the repayment schedule of the respective loan facilities (as described above).

December 31, 2016
Long-Term Debt Obligations:
Year
December 31, 2017	2,050
December 31, 2018	2,050
December 31, 2019	2,050
December 31, 2020	195,775

Total	$201,925

NAVIOS MARITIME MIDSTREAM PARTNERS L.P.

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

NOTE 8: FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair Value of Financial Instruments

The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

Cash and cash equivalents: The carrying amounts reported in the consolidated balance sheets for interest bearing deposits approximate their fair value because of the short maturity of these investments.

Accounts receivable, net: Carrying amounts are considered to approximate fair value due to the short-term nature of these accounts receivables and no significant changes in interest rates. All amounts that are assumed to be uncollectible are written-off and/or reserved.

Accounts payable: The carrying amount of accounts payable reported in the balance sheet approximates its fair value due to the short-term nature of these accounts payable and no significant changes in interest rates.

Due from related parties: The carrying amount of due from related parties reported in the balance sheet approximates its fair value due to the short-term nature of these accounts receivable and no significant changes in interest rates.

Due to related parties: The carrying amount of due to related parties reported in the balance sheet approximates its fair value due to the short-term nature of these accounts payable and no significant changes in interest rates.

Long-term debt: The fair value of the Company’s debt is estimated based on currently available debt with similar contract terms, interest rate and remaining maturities, as well as taking into account our creditworthiness.

The fair value hierarchy is explained as follows:

Level I: Inputs are unadjusted, quoted prices for identical assets or liabilities in active markets that we have the ability to access. Valuation of these items does not entail a significant amount of judgment.

Level II: Inputs other than quoted prices included in Level I that are observable for the asset or liability through corroboration with market data at the measurement date.

Level III: Inputs that are unobservable. The Company did not use any Level 3 inputs as of December 31, 2016 or 2015.

	December 31, 2016		December 31, 2015
	Book Value	Fair Value	Book Value	Fair Value
Cash and cash equivalents	$52,791	$52,791	$37,834	$37,834
Accounts receivable	$2,264	$2,264	$5,110	$5,110
Due from related parties	$4,864	$4,864	$2,804	$2,804
Accounts payable	$2,386	$2,386	$412	$412
Due to related parties	$—	$—	$438	$438
Long-term debt	$198,583	$198,139	$199,643	$200,405

NAVIOS MARITIME MIDSTREAM PARTNERS L.P.

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

Fair Value Measurements

The estimated fair value of our financial instruments that are not measured at fair value on a recurring basis, categorized based upon the fair value hierarchy, are as follows:

Level I: Inputs are unadjusted, quoted prices for identical assets or liabilities in active markets that we have the ability to access. Valuation of these items does not entail a significant amount of judgment.

Level II: Inputs other than quoted prices included in Level I that are observable for the asset or liability through corroboration with market data at the measurement date.

Level III: Inputs that are unobservable. The Company did not use any Level 3 inputs as of December 31, 2016 or 2015.

Fair Value Measurements at December 31, 2016 Using
	Total	Level I	Level II	Level III
Cash and cash equivalents	$52,791	$52,791	$—	$—
Long-term debt	$198,139	$—	$198,139	$—

Fair Value Measurements at December 31, 2015 Using
	Total	Level I	Level II	Level III
Cash and cash equivalents	$37,834	$37,834	$—	$—
Long-term debt	$200,405	$—	$200,405	$—

NOTE 9: LEASES

The future minimum contractual lease income (charter-out rates is presented net of commissions and includes backstop commitment), for which a charter party has been concluded, is as follows:

Amount
2017	86,681
2018	86,635
2019	40,777
2020	35,248
Thereafter	173,881
Total minimum lease revenue, net of commissions	$423,222

NOTE 10: TRANSACTIONS WITH RELATED PARTIES

Management fees:

Prior to the IPO

Pursuant to a management agreement dated May 28, 2010, as amended on May 4, 2012, the Manager, a subsidiary of Navios Holdings provided for five years from the inception of the agreement, commercial and technical management services to the Company’s vessels for a daily fee through May 28, 2014. This daily fee covered all of the vessels’ operating expenses, other than certain fees and costs. Drydocking expenses were reimbursed at cost for VLCC vessels.

NAVIOS MARITIME MIDSTREAM PARTNERS L.P.

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

In May 2014, the duration of the existing management agreement was extended until May 2020 and the daily rate was reduced by 5% to $9,500 per VLCC vessel for two additional years through May 2016. Drydocking expenses under this management agreement were reimbursed at cost for all vessels.

Navios Midstream

On November 18, 2014, the Company entered into a Management Agreement with the Manager, a wholly-owned subsidiary of Navios Holdings, pursuant to which the Manager provides commercial and technical management services to Navios Midstream’s vessels for a daily fee of $9.5 per VLCC tanker vessel that was originally fixed for the first two years.

In October 2016, Navios Midstream amended its existing Management Agreement with the Manager to extend the fixed fee period for commercial and technical management services of its fleet, until December 31, 2018 at the current rate of $9.5 per day per VLCC. Dry docking expenses are reimbursed at cost for all vessels.

Total management fees for each of the years ended December 31, 2016, 2015 and 2014 amounted to $20,862, $17,613 and $14,166, respectively.

General and administrative expenses:

Prior to the IPO

Pursuant to an Administrative Services Agreement dated May 28, 2010, the Manager provided for five years from the inception of the agreement certain administrative management services which include: bookkeeping, audit and accounting services, legal and insurance services, administrative and clerical services, banking and financial services, advisory services, client and investor relations and other services. The Manager is reimbursed for reasonable costs and expenses incurred in connection with the provision of these services. In May 2014, the duration of the existing administrative services agreement was extended until May 2020 pursuant to its existing terms.

Navios Midstream

On November 18, 2014, Navios Midstream entered into the Administrative Services Agreement with the Manager, expiring on November 18, 2019, pursuant to which the Manager provides certain administrative management services to Navios Midstream which include: bookkeeping, audit and accounting services, legal and insurance services, administrative and clerical services, banking and financial services, advisory services, client and investor relations and other services. The Manager is reimbursed for reasonable costs and expenses.

For the years ended December 31, 2016, 2015 and 2014, the expense arising from the administrative services rendered by the Manager to the Company’s vessels amounted to $1,500, $1,014 and $800, respectively.

Balances due from/ to related parties: Balances due from/ to related parties relate to amounts from/ to Navios Acquisition and its subsidiaries, as well as, Navios Holdings.

Amounts due from related parties as of December 31, 2016 and as of December 31, 2015, were $4,864 and $2,804, respectively, which mainly related to payments of management fees and other expenses.

There were no amounts due to Navios Acquisition as of December 31, 2016. There were amounts due to Navios Acquisition of $346 as of December 31, 2015 which represented the current accounts payable to Navios Acquisition in relation to voyage expenses of the vessels. Amounts due to Navios Holdings as of December 31, 2016 were $0 ($92 as of December 31, 2015).

NAVIOS MARITIME MIDSTREAM PARTNERS L.P.

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

Omnibus Agreement: On November 18, 2014, Navios Midstream entered into an omnibus agreement, with Navios Acquisition, Navios Holdings and Navios Partners in connection with the Navios Midstream IPO, pursuant to which Navios Acquisition, Navios Holdings, Navios Partners and their controlled affiliates generally have agreed not to acquire or own any VLCCs, crude oil tankers, refined petroleum product tankers, LPG tankers or chemical tankers under time charters of five or more years. The omnibus agreement contains significant exceptions that will allow Navios Acquisition, Navios Holdings, Navios Partners or any of their controlled affiliates to compete with Navios Midstream under specified circumstances.

Under the omnibus agreement, Navios Midstream and its subsidiaries granted to Navios Acquisition a right of first offer on any proposed sale, transfer or other disposition of any of its VLCCs or any crude oil tankers, refined petroleum product tankers, LPG tankers or chemical tankers and related charters owned or acquired by Navios Midstream. Likewise, Navios Acquisition granted a similar right of first offer to Navios Midstream for any of the VLCCs, crude oil tanker, refined petroleum product tanker, LPG tanker or chemical tanker under charter for five or more years it might own. These rights of first offer will not apply to a (a) sale, transfer or other disposition of vessels between any affiliated subsidiaries, or pursuant to the terms of any charter or other agreement with a charter party or (b) merger with or into, or sale of substantially all of the assets to, an unaffiliated third-party.

Backstop Agreements: On November 18, 2014, Navios Acquisition entered into backstop agreements with Navios Midstream. In accordance with the terms of the backstop agreements, Navios Acquisition has provided a backstop commitment at a net rate of $35.0 per day for the Nave Celeste, $38.4 per day for the Shinyo Ocean and $38.0 per day for the Shinyo Kannika. The backstop rates apply for a two-year period as of the redelivery of each of the vessels from its original charterer, if the actual rates achieved are below the agreed backstop rates for each of the vessels. Please see Note 16: Subsequent Events.

General Partner Option Agreement: Navios Holdings has a ten-year option to purchase a minimum of 25% of the general partner interest held by the general partner, the incentive distribution rights held by the general partner and/or the membership interests in the general partner from Navios Acquisition, each at fair market value. The option expires on November 18, 2024.

Option Vessels: On November 18, 2014, Navios Midstream entered into a share purchase agreement with Navios Acquisition, pursuant to which Navios Midstream would have options that were exercisable through November 18, 2016, to acquire the capital stock of up to seven vessel-owning subsidiaries of Navios Acquisition that owned seven VLCC vessels and the related time charters. In June 2015, Navios Midstream exercised its option and acquired two of the seven vessels, the Nave Celeste and the C. Dream. In October 2016, Navios Acquisition extended the options for the Buena Suerte, the Nave Neutrino and the Nave Electron for an additional two-year period expiring on November 18, 2018.

NOTE 11: COMMITMENTS AND CONTINGENCIES

The Company is involved in various disputes and arbitration proceedings arising in the ordinary course of business. Provisions have been recognized in the financial statements for all such proceedings where the Company believes that a liability may be probable, and for which the amounts are reasonably estimable, based upon facts known at the date of the financial statements were prepared. In the opinion of the management, the ultimate disposition of these matters individually and in aggregate will not materially affect the Company’s financial position, results of operations or liquidity.

NAVIOS MARITIME MIDSTREAM PARTNERS L.P.

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

NOTE 12: SEGMENT INFORMATION

The Company reports financial information and evaluates its operations by charter revenues. The Company does not use discrete financial information to evaluate operating results for each type of charter. As a result, management reviews operating results solely by revenue per day and operating results of the fleet and thus the Company has determined that it operates under one reportable segment.

Revenue is allocated on the basis of the geographic region in which the customer is located. For each of the years ended December 31, 2016, 2015 and 2014, all the revenues were derived from customers located in Asia. Revenues from specific geographic regions which contribute over 10% of total revenue are disclosed separately.

Vessels operate on a worldwide basis and are not restricted to specific locations. Accordingly, it is not possible to allocate the assets of these operations to specific countries.

NOTE 13: ISSUANCE OF UNITS

In connection with the initial public offering (“IPO”) of Navios Midstream in November 2014, Navios Midstream acquired all of the outstanding shares of capital stock of four of Navios Acquisition’s vessel-owning subsidiaries (Shinyo Ocean Limited, Shinyo Kannika Limited, Shinyo Kieran Limited and Shinyo Saowalak Limited) in exchange for: (i) all of the estimated net proceeds from the IPO amounting to $110,403; (ii) $104,451 of the $126,000 borrowings under Navios Midstream’s new credit facility; (iii) 9,342,692 subordinated units and 1,242,692 common units; and (iv) 381,334 general partner units, representing a 2.0% general partner interest in Navios Midstream, and all of the incentive distribution rights in Navios Midstream, to our General Partner.

In June 2015, Navios Midstream exercised its option to acquire the shares of the vessel-owning subsidiaries of the Nave Celeste and the C. Dream from Navios Acquisition for an aggregate purchase price of $100,000. The aggregate purchase price consisted of 1,592,920 subordinated Series A Units, issued to Navios Acquisition, and $73,000 cash consideration.

Upon the expiration of such subordination period in June 2018, the subordinated Series A Units will automatically convert into common units.

On June 18, 2015, Navios Midstream issued 32,509 additional general partner units to the General Partner, in order the General Partner to maintain its 2% general partnership interest. The net proceeds from the issuance of the general partnership units were $551.

On July 29, 2016, Navios Midstream entered into a Continuous Offering Program Sales Agreement with the Agent, pursuant to which Navios Midstream may issue and sell from time to time through the Agent common units representing limited partner interests having an aggregate offering price of up to $25,000. As of December 31, 2016, Navios Midstream issued 333,103 common units and received net proceeds of $4,010 after deducting fees and expenses of $350. Pursuant to the issuance of the common units, Navios Midstream issued 6,798 general partnership units to its general partner in order to maintain its 2.0% general partner interest. The net proceeds from the issuance of the general partnership units were $89.

As of December 31, 2016, there were outstanding: 9,675,795 common units, 9,342,692 subordinated units, 1,592,920 subordinated Series A Units and 420,641 general partnership units. As of December 31, 2016, Navios Acquisition owned a 59.90% limited partner interest in Navios Midstream, which included a 2.0% general partner interest.

NAVIOS MARITIME MIDSTREAM PARTNERS L.P.

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

NOTE 14: CASH DISTRIBUTIONS AND EARNINGS/ (LOSSES) PER UNIT

The partnership agreement of Navios Midstream requires that all available cash is distributed quarterly, after deducting expenses, including estimated maintenance and replacement capital expenditures and reserves. Distributions may be restricted by, among other things, the provisions of existing and future indebtedness, applicable partnership and limited liability company laws and other laws and regulations. The amount of the minimum quarterly distribution is $0.4125 per unit or $1.65 per unit per year and is made in the following manner:

•	First, 98% to the holders of common units and 2% to the General Partner until each common unit has received a minimum quarterly distribution of $0.4125 plus any arrearages from previous quarters;

•	Second, 98% to the holders of subordinated units and 2% to the General Partner until each subordinated unit has received a minimum quarterly distribution of $0.4125; and

•	Third, 98% to all unitholders, pro rata, and 2% to General Partner, until each unit has received an aggregate amount of $0.4744.

Thereafter there are incentive distribution rights held by the General Partner, which are analyzed as follows:

		Marginal Percentage Interest in Distributions
	Total Quarterly Distribution Total Amount	Common and subordinated Unitholders	General Partner	Holders of IDRs
Minimum Quarterly Distribution	$ 0.4125	98.0%	2.0%	0%
First Target Distribution	up to $ 0.4744	98.0%	2.0%	0%
Second Target Distribution	above $ 0.4744 up to $ 0.5156	85.0%	2.0%	13.0%
Third Target Distribution	above $ 0.5156 up to $ 0.6188	75.0%	2.0%	23.0%
Thereafter	above $ 0.6188	50.0%	2.0%	48.0%

On January 23, 2015, the Board of Directors of Navios Midstream authorized its quarterly cash distribution for the period November 18, 2014 to December 31, 2014 of $0.1973 per unit. The distribution was paid on February 12, 2015 to all holders of record of common and general partner units on February 9, 2015. The aggregate amount of the declared distribution was $3,761.

On April 24, 2015, the Board of Directors of Navios Midstream authorized its quarterly cash distribution for the three month period ended March 31, 2015 of $0.4125 per unit. The distribution was paid on May 12, 2015 to all holders of record of common, subordinated and general partner units on May 6, 2015. The aggregate amount of the distribution paid was $7,865.

On July 22, 2015, the Board of Directors of Navios Midstream authorized its quarterly cash distribution for the three month period ended June 30, 2015 of $0.4125 per unit. The distribution was paid on August 12, 2015 to all holders of record of common, subordinated, Series A Units and general partner units on August 6, 2015. The aggregate amount of the distribution paid was $8,536.

On October 19, 2015, the Board of Directors of Navios Midstream authorized its quarterly cash distribution for the three month period ended September 30, 2015 of $0.4225 per unit. The distribution was paid on November 13, 2015 to all holders of record of common units, subordinated units, subordinated Series A units and general partner units on November 11, 2015. The aggregate amount of the distribution paid was $8,742.

NAVIOS MARITIME MIDSTREAM PARTNERS L.P.

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

On January 22, 2016, the Board of Directors authorized its quarterly cash distribution for the three month period ended December 31, 2015 of $0.4225 per unit. The distribution was paid on February 12, 2016 to all holders of record of common, subordinated, subordinated Series A units and general partner units on February 9, 2016. The aggregate amount of the distribution paid was $8,742.

On April 21, 2016, the Board of Directors of Navios Midstream authorized its quarterly cash distribution for the three month period ended March 31, 2016 of $0.4225 per unit. The distribution was paid on May 12, 2016 to all holders of record of common, subordinated, subordinated Series A units and general partner units on May 6, 2016. The aggregate amount of the distribution paid was $8,742.

On July 21, 2016, the Board of Directors of Navios Midstream authorized its quarterly cash distribution for the three month period ended June 30, 2016 of $0.4225 per unit. The distribution was paid on August 12, 2016 to all holders of record of common, subordinated, subordinated Series A units and general partner units on August 10, 2016. The aggregate amount of the distribution paid was $8,811.

On October 17, 2016, the Board of Directors of Navios Midstream authorized its quarterly cash distribution for the three month period ended September 30, 2016 of $0.4225 per unit. The distribution was paid on November 10, 2016 to all holders of record of common, subordinated, subordinated Series A units and general partner units on November 8, 2016. The aggregate amount of the distribution paid was $8,885.

For the period subsequent to the IPO, Navios Midstream calculates earnings per unit by allocating reported net income for each period to each class of units based on the distribution waterfall for available cash specified in Navios Midstream’s partnership agreement, net of the unallocated earnings. Basic earnings per unit are determined by dividing net income by the weighted average number of units outstanding during the period. Basic and diluted net earnings per unit are the same because the Company does not have any potentially dilutive units outstanding for the period presented.

In determining earnings per unit, the net loss for the period prior to the IPO, has been allocated to the general partner.

Net loss per unit undistributed is determined by taking the distributions in excess of net income and allocating between common units, subordinated units and general partner units on a 98%-2% basis.

NAVIOS MARITIME MIDSTREAM PARTNERS L.P.

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

The calculations of the basic and diluted earnings per unit are presented below.

	Year ended December 31, 2016	Year ended December 31, 2015	Year ended December 31, 2014
Net income attributable to Navios Maritime Midstream Partners L.P. subsequent to initial public offering and limited partners’ interest in net income:	$24,890	$27,072	$2,551
Earnings attributable to:
Common unit holders	$11,306	$12,465	$1,250
Subordinated unit holders Series A	$1,906	$1,598	$—
Subordinated unit holders	$11,186	$12,465	$1,250
General Partner	$492	$544	$51
Weighted average units outstanding (basic and diluted)
Common units	9,457,455	9,342,692	9,342,692
Subordinated units Series A	1,592,920	859,740	—
Subordinated units	9,342,692	9,342,692	9,342,692
General Partner	415,286	398,880	381,334
Earnings per unit (basic and diluted):
Common unit holders	$1.19	$1.33	$0.13
Subordinated unit holders Series A	$1.20	$1.86	$—
Subordinated unit holders	$1.19	$1.33	$0.13
General Partner	$1.19	$1.36	$0.13
Earnings per unit-distributed (basic and diluted):
Common unit holders	$1.69	$1.67	$0.20
Subordinated unit holders Series A	$1.69	$2.33	$—
Subordinated unit holders	$1.69	$1.67	$0.20
General Partner	$1.69	$1.70	$0.20
(Losses) per unit-undistributed (basic and diluted):
Common unit holders	$(0.50)	$(0.34)	$(0.07)
Subordinated unit holders Series A	$(0.49)	$(0.47)	$—
Subordinated unit holders	$(0.50)	$(0.34)	$(0.07)
General Partner	$(0.50)	$(0.34)	$(0.07)

NOTE 15: INCOME TAXES

Marshall Islands, British Virgin Islands, and Hong Kong, do not impose a tax on international shipping income. Under the laws of Marshall Islands, British Virgin Islands, and Hong Kong, of the companies’ incorporation and vessels’ registration, the companies are subject to registration and tonnage taxes which have been included in the daily management fee.

In accordance with the currently applicable Greek law, foreign flagged vessels that are managed by Greek or foreign ship management companies having established an office in Greece are subject to duties towards the Greek state which are calculated on the basis of the relevant vessels’ tonnage. The payment of said duties exhausts the tax liability of the foreign ship owning company and the relevant manager against any tax, duty, charge or contribution payable on income from the exploitation of the foreign flagged vessel.

Pursuant to Section 883 of the Internal Revenue Code of the United States (the “Code”), U.S. source income from the international operation of ships is generally exempt from U.S. income tax if the company operating the

NAVIOS MARITIME MIDSTREAM PARTNERS L.P.

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

ships meets certain incorporation and ownership requirements. Among other things, in order to qualify for this exemption, the company operating the ships must be incorporated in a country, which grants an equivalent exemption from income taxes to U.S. corporations. All of the Company’s vessel-owning subsidiaries satisfy these initial criteria. In addition, these companies must meet an ownership test. The management of the Company believes that this ownership test was satisfied prior to the IPO by virtue of a special rule applicable to situations where the ship operating companies are beneficially owned by a publicly traded company.

For the period after the IPO, the Company believes that the second criterion can also be satisfied based on the trading volume and ownership of the Company’s units but no assurance can be given that this will remain so in the future.

NOTE 16: SUBSEQUENT EVENTS

On January 23, 2017, the Board of Directors authorized its quarterly cash distribution for the three month period ended December 31, 2016 of $0.4225 per unit. The distribution was paid on February 14, 2017 to all holders of record of common, subordinated, subordinated Series A units and general partner units on February 9, 2017. The aggregate amount of the distribution paid was $9,019.

Following the expiration of their charter contracts and the redelivery of the Nave Celeste, the Shinyo Ocean and the Shinyo Kannika in the first quarter of 2017, Navios Midstream has entered into new charter contracts for the above vessels with third parties. Those contracts provide for index linked charter rates or pool earnings as the case may be. Navios Acquisition has agreed to provide backstop commitments for a two-year period as of the redelivery of each of the vessels at a net rate of $35.0 per day for the Nave Celeste, $38.4 per day for the Shinyo Ocean and $38.0 per day for the Shinyo Kannika, if the actual rates achieved are below the agreed backstop rates for each of the vessels.